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                                                                   EXHIBIT 10.07

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FEDERATED [LOGO] RESEARCH CORP.

                                                       -------------------------
                                                       FEDERATED INVESTORS TOWER
                                                       PITTSBURGH, PA 15222-3779
                                                       412-288-1900


                                    March 17 1995

Mr. Henry A. Frantzen
c/o Blair Frantzen
9363 Brighter Tower Court, #1512
Glen Allen, VA 23060

Dear Hank:

     We are very pleased to offer you the position of Executive Vice President, International of Federated Research Corp. contingent upon positive results of the personal reference check now being completed by Fagan & Company.

     In your new responsibilities as Executive Vice President, International, you will be responsible for organizing and directing an international portfolio management team for Federated Research Corp. This team will manage a group of international mutual fund and separate accounts to be sold to Federated's various client constituencies and markets. It is understood that you will locate this international asset management unit in New York City. As Executive Vice President, International, you will report directly to the President of Federated Research Corp. It will be your responsibility to recruit with our concurrence the necessary portfolio managers and support staff along the lines we have discussed. According to our discussions, we understand that the budgets involved in this effort will approximate $2 million for 1995, $5 million for 1996 and when full operational in 1997, approximately $6 million, which budgets include your own compensation costs.

     In terms of your compensation for these services, Federated offers you an initial base salary of $300,000 per annum and a cash bonus opportunity of 200% of base to be achieved as follows: one hundred percent of base may be earned by reaching agreed upon investment performance goals and a second one hundred percent of base, subjectively determined by Federated, related primarily to sales and growth of assets under management.

     Federated agrees to guarantee to pay you one-half of each of these potential 100% of base bonuses for the current year, i.e., the sum of $300,000 to be paid on January 15, 1996, assuming your employment by Federated at that time.

     Further, Federated offers you 25,000 restricted shares of Federated Investors Class B shares at a cost to you of $1.00 per share pursuant to the
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Mr. Henry A. Frantzen
March 17, 1995
Page 2

enclosed Restricted Stock Agreement. Five percent of the shares (1250 shares) will vest on the anniversary date of employment for each of the first nine years of employment and 13,750 shares will vest on the tenth anniversary of employment. Within thirty (30) days of purchase, you may choose to file an 83(b) election regarding the tax treatment of this purchase. This election process and its consequences have been explained to you by Thomas R. Donahue, Vice President, Corporate Planning, of Federated Investors.

     Further, Federated offers you the interests in 75,000 Stock Appreciation Rights pursuant to the 1995 Federated Investors Employee Stock Appreciation Rights Plan (a summary of which is enclosed), the value of such interests to be calculated as the difference between the valuation of Federated Class B shares at the time of your employment and at the time of vesting as determined by an independent valuation firm's annual valuation of Federated Class B shares for Federated Profit Sharing Plan purposes. Vesting shall occur five (5) calendar years from the date of your employment by Federated or on December 31, 2000, at your option, but only if average net assets in Federated mutual funds and separate accounts managed by your international investment unit and raised during your tenure shall have been in excess of $4 billion during the fifth year of the vesting period. A confidentiality agreement is part of the plan and a copy is enclosed.

     Federated will provide health insurance and benefits in accordance with our various existing benefit plans. Information regarding the options available under our plans is enclosed.

     Federated will reimburse you for initiation fees and dues associated with your membership in the Spring Lake Country Club, Spring Lake, New Jersey, during your employment by Federated.

     You will also be entitled to five weeks vacation per annum. It is understood that your vacations will be taken in increments and not five weeks at one time.

     Should Federated terminate your services for any reason other than for cause, such as derogation of duty, gross abuse of trust or moral turpitude, you would be eligible to receive severance pay equal to one full year's base salary at your then prevailing salary. You would also be eligible to receive an additional
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Mr. Henry A. Frantzen
March 17, 1995
Page 3

severance payment equal to one-half of the then potential bonuses, pro rated according to the calendar month of termination.

                        no. of months in calendar year employed
          (1/2 of 200% X -------------------------------------- =)
                                          12

Benefits, other than salary and bonuses, would continue to be paid for the period of one year unless you accept other employment in the interim. If terminated for cause, there would be no eligibility for severance payments, and benefits would only be provided in such case as required by statute.

     In the event you decide to terminate your employment with Federated Research Corp., you would not be eligible for the above described severance arrangements.

     In the event that a majority of the Class A voting shares of Federated Investors is sold out of the control of the Donahue Family, you will have a thirty (30) day period to exercise an option to resign, such resignation in that instance alone making you eligible for the same severance and benefit arrangements mentioned above as if you had been terminated at Federated's option without cause. Should you exercise such option to resign, in addition to the severance package and if, and only if, mutual funds and separate accounts attracted during your tenure have exceeded a threshold of $2 billion of average net assets for the preceding twelve month period, you would be entitled to receive a pro rata share of the value of 75,000 Share Appreciation Rights based upon the level of average net assets for the preceding twelve months. For example, should you elect post-sale resignation at any time during the five year vesting period and if average net assets of mutual funds and separate accounts attracted during your tenure were $3 billion for the preceding twelve months, you would be entitled to receive 75% of the value of 75,000 Share Appreciation Rights, i.e., the value of 56,250 Share Appreciation Rights. Payment for the value of such rights would be in accordance with the terms of the Share Appreciation Rights Agreement mentioned above.

     In the event of your death while employed by Federated before the expiration of the ten (10) year vesting period for the 25,000 restricted Class B shares, all such unvested shares would vest. In the event of your death while employed by Federated before the expiration of the five (5) year vesting period for the 75,000 Share Appreciation Rights, such rights would vest in accordance with the terms governing vesting in the event of sale of a majority of Federated's Class A shares and your subsequent resignation as described above.
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Mr. Henry A. Frantzen
March 17, 1995
Page 4

     Should your employment by Federated Investors, or any subsidiary thereof, be terminated for any reason, you agree to honor a period of non-competition with Federated Investors or its subsidiaries for a period of six months from the date of such termination. Further, you agree not to solicit proxies against management of Federated's mutual funds, or to solicit either Federated employees or Federated clients to other organizations for a period of three years from the date of termination of employment for whatever reason.

     Your signing and returning the enclosed copy of this offer of employment constitutes your acceptance of the terms and conditions of this offer, including your agreement to abide by the terms of the various agreements.

     We expect you will be able to assume your responsibilities by May 1, 1995, but you may begin at any time prior.

     Personally, I am delighted to be able to make you this offer and to have you join our management team. My colleagues and I are unanimous in our confidence that you and the international team you will build can add significantly to the growth of Federated. I am looking forward to receiving your acceptance and to welcoming you to Federated.


                                     Sincerely,

                                     /s/ J. Christopher Donahue
                                         J. Christopher Donahue
                                         President
/dlm

Accepted By:  /s/ Henry A. Frantzen
            ----------------------------
                  Henry A. Frantzen


Enclosures:   Restricted Stock Agreement
              Summary of March 17, 1995 Federated Investors Employee
               Stock Appreciation Rights Plan
              Agreement regarding confidential information
              Federated Investors 1995 Benefits Summary
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                           Summary of March 17, 1995
                              Federated Investors
                    Employee Stock Appreciation Rights Plan

SAR: Stock Appreciation Right-each right gives an employee the ability to receive, at Federated's option, cash or stock equal to the excess of the fair market value of Class B common stock as of the valuation date over the base value.

Base Value:      $11.42 (Class B Common Stock fair market value as of
                 December 31, 1994)

Valuation        December 31, 2000, for regular vesting. Nearest yearend for
Date:            special vesting.


Regular          Five (5) calendar years from the date of your employment
Vesting:         by Federated or on December 31, 2000, at your option. However, vesting occurs only if average net assets in Federated mutual funds and separate accounts managed by your international investment unit and raised during your tenure ("international assets") are over $4 billion during the fifth year of the selected vesting period.

Special          In the event that a majority of the Class A voting shares of
Vesting:         Federated Investors is sold out of control of the Donahue
                 Family or in the event of your death, if international assets exceeded $2 billion for the preceding 12 month period then you would be entitled to receive a pro rata share of the value of the SARs based on the international assets for the preceding 12 months. (See example in March 17, 1995 letter)

Payment:         In all cases, payment shall be made by March 31, 2001.
                 Federated, at its option, may pay in cash, stock if the Company is public or stock if the Company is not public, if accompanied by an offer by the Company to buy enough stock for cash to cover compensation taxes.

Confidentiality: The Plan requires a Confidentiality Agreement (attached).